As Filed with the Securities and Exchange Commission on June 21, 2006.

REGISTRATION NO. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARGAN, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

13-1947195
(I.R.S. Employer Identification Number)

One Church Street, Suite 302 Rockville, MD 20850 (301) 315-0027
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rainer Bosselmann President and Chief Executive Officer Argan, Inc. One Church Street, Suite 302 Rockville, MD 20850 (301) 315-0027
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut  06904
(203) 462-7500

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,751,192(1)	$ 2.65(2)	$4,640,658.80(2)	$496.56

(1)
Pursuant to Rule 416, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the closing price of the common stock of the Registrant the National Association of Securities Dealers, Inc., Electronic Bulletin Board System on June 19, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 21, 2006

PROSPECTUS
[ARGAN, INC. LOGO]

1,751,192 Shares of Common Stock

This prospectus relates to the resale of 1,751,192 shares of our common stock beneficially held by certain of our shareholders. These shareholders are referred to as the “selling shareholders” in this prospectus. The shares may be offered and sold from time to time by selling shareholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at fixed prices, at prevailing market prices at time of sale, at varying prices determined at time of sale or at negotiated prices. Information regarding the identities of the selling shareholders, the manner in which they acquired their shares and the manner in which the shares are being offered and sold is provided in the “Selling Shareholders” and “Plan of Distribution” sections of this prospectus.

We will not receive any of the proceeds from the sale of the shares. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions.

Our common stock is listed on the Boston Stock Exchange under the symbol AGX and traded on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System under the symbol AGAX.

Our principal executive offices are located at One Church Street, Suite 302, Rockville, MD 20850, and our telephone number is (301) 315-0027.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [__], 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
________________

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FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects”, “anticipates”, “estimates”, “should”, “will”, “could”, “would”, “may”, and similar expressions are intended to identify forward-looking statements. Such statements relate to future events or our future financial performance, including statements relating to our products, customers, suppliers, business prospects, financings, investments and effects of acquisitions. These and other forward looking statements contained in this prospectus are subject to risks and uncertainties, known and unknown, that could cause actual results to differ materially from those forward-looking statements, including, without limitation, general risks associated with product development and introduction, the effects of future acquisitions and/or investments, business and economic conditions generally, changes in government regulations and policies, our dependence upon third-party suppliers, continued acceptance of our products in the marketplace, technological changes and competition, as well as other risks and other risks and uncertainties that could cause actual events or results to differ materially from any forward-looking statement. The forward-looking statements contained herein speak only as of the date of this prospectus. Except for ongoing obligations to disclose material information under the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a continuous offering process. Under this continuous offering process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing more specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. This prospectus, together with any applicable prospectus supplements, includes all material information relating to this offering. You should carefully read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference herein and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our business information, financial statements and the related notes, incorporated by reference in this prospectus, as well as the information set forth in any prospectus supplement. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Argan, Inc.

We conduct our operations through our wholly owned subsidiaries Vitarich Laboratories, Inc. (Vitarich or VLI) and Southern Maryland Cable, Inc. (SMC) that we acquired in August 2004 and July 2003, respectively. Through VLI, we develop, manufacture and distribute premium nutritional supplements, whole-food dietary supplements and personal care products. Through SMC, we provide telecommunications infrastructure services including project management, construction and maintenance to the Federal Government, telecommunications and broadband service providers as well as electric utilities. We are actively pursuing acquisitions in the nutraceutical and telecom infrastructure services industries. Our strategy is to become a geographically and customer diversified nutraceutical manufacturer and distribution company and telecom infrastructure services provider.

Through VLI, we are dedicated to the research, development, manufacture and distribution of premium nutritional supplements, whole-food dietary supplements and personal care products. Several have garnered honors including the National Nutritional Foods Association’s prestigious People’s Choice Awards for best products of the year in their respective categories.

We provide nutrient-dense, super-food concentrates, vitamins and supplements. Our target customers include health food store chains, mass merchandisers, network marketing companies, pharmacies and major retailers.

We intend to enhance our position in the fast growing global nutrition industry through our innovative product development and research. We believe that we will be able to expand our distribution channels by providing continuous quality assurance and by focusing on timely delivery of superior nutraceutical products.

We intend to seek acquisitions in the nutrition industry to evolve into a customer and product diverse nutraceutical products company with a reputation for high quality and on-time delivery of products.

Through SMC, we currently provide inside plant, premise wiring services to the Federal Government and our commercial customers and have plans to expand that work to additional commercial customers who regularly need upgrades in their premise wiring systems to accommodate improvements in security, telecommunications and network capabilities.

We continue to participate in the expansion of the telecommunications industry by working with various telecommunications providers. We provide maintenance and upgrade services for their outside plant systems that increase the capacity of existing infrastructure. We also provide outside plant services to the power industry by providing maintenance and upgrade services to utilities.

We intend to emphasize our high quality reputation, customer base and highly motivated work force in competing for larger and more diverse contracts. We believe that our high quality and well maintained fleet of vehicles and construction machinery and equipment is essential to meet customers’ needs for high quality and on-time service. We are committed to our repair and maintenance capabilities to maintain the quality and life of our equipment. Additionally, we invest annually in new vehicles and equipment.

We were organized as a Delaware corporation in May 1961. On October 23, 2003, our shareholders approved a plan providing for our internal restructuring whereby we became a holding company, and our operating assets and liabilities relating to our Puroflow Incorporated (“Puroflow”) business were transferred to a newly-formed, wholly owned subsidiary. The subsidiary then changed its name to “Puroflow Incorporated” and we changed our name from Puroflow Incorporated to “Argan, Inc.”

On October 31, 2003, pursuant to a Stock Purchase Agreement, we completed the sale of Puroflow to Western Filter Corporation (WFC) for approximately $3.5 million in cash, of which $300,000 is being held in escrow to indemnify WFC from losses if a breach of the representations and warranties made by us pursuant to that sale should occur. During the twelve months ended January 31, 2005, WFC asserted that we breached certain representations and warranties under such Stock Purchase Agreement.

Holding Company Structure

We intend to make additional acquisitions and/or investments. We intend to have more than one industrial focus and to identify those companies that are in industries with significant potential to grow profitably both internally and through acquisitions. We expect that companies acquired in each of these industrial groups will be held in separate subsidiaries that will be operated in a manner that best provides cashflow and value for Argan.

We are a holding company with no operations other than our investments in VLI and SMC. At January 31, 2006, there were no restrictions with respect to dividends or other payments from VLI and SMC to Argan.

Our principal executive offices are located at One Church Street, Suite 302, Rockville, Maryland 20850. Our phone number at that address is (301) 315-0027. We maintain a website on the Internet at www.arganinc.com. Information on our website is not incorporated by reference into this prospectus.

Unless the context otherwise requires, references in this prospectus to “Argan,”, “we,” “us” or “our” refer to Argan, Inc., a Delaware corporation, and its subsidiaries. Our fiscal year for financial reporting ends on January 31.

The Offering

Common Stock offered	1,751,192 shares.

Common Stock outstanding	4,574,010 shares.(1)

Risk factors
Investment in our securities involves a high degree of risk. You should carefully consider the risk factors described under the section entitled “Risk Factors”, as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference before investing in any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Use of proceeds
The proceeds from the sale of the shares of our common stock being offered by the selling shareholders pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholders. We will not receive any of the proceeds from the sale of these shares. See section entitled “Use of Proceeds”.

Plan of Distribution
The shares may be offered and sold from time to time by selling shareholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at fixed prices, at prevailing market prices at time of sale, at varying prices determined at time of sale or at negotiated prices. See section entitled “Plan of Distribution”.

(1)
The above outstanding share information is based upon shares of our common stock outstanding as of June 13, 2006. The above outstanding share information excludes: (i) 73,000 shares of our common stock issuable upon the exercise of options outstanding at June 13, 2006; (ii) 230,000 shares of our common stock issuable upon the exercise of warrants outstanding at June 13, 2006; and (iii) an aggregate of 171,000 shares of our common stock available for future issuance under our 2001 Stock Option Plan.

RISK FACTORS

Investing in our common stock involves risks. Before investing in our common stock, you should carefully consider the following risk factors as well as the other information included and incorporated by reference in this prospectus. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

General Risks

Our officers and directors have limited experience in managing our business and, as a result, may be unsuccessful in doing so.

In April 2003, Rainer H. Bosselmann became Chairman and Chief Executive Officer, H. Haywood Miller, III became Executive Vice President and Arthur F. Trudel became our Senior Vice President and Chief Financial Officer. On April 7, 2006, Mr. Miller resigned his position with us. Upon consummation of the private placement, four of our directors resigned and were replaced by Mr. Bosselmann and three new directors designated by Mr. Bosselmann (DeSoto S. Jordan, James W. Quinn and Daniel A. Levinson). In addition, in June 2003, Peter L. Winslow was elected by the Board of Directors to fill a vacancy, and in October, 2003, W.G. Champion Mitchell was elected to our Board of Directors at our 2003 Annual Meeting. Although Messrs. Bosselmann, Trudel, Jordan, Quinn, Levinson, Winslow and Mitchell have experience as executive officers and directors of other public companies, they have limited experience in managing our business and, as a result, may be unsuccessful in doing so.

Purchasers of our common stock will be unable to evaluate future acquisitions and/or investments.

We completed our acquisition of Vitarich in August 2004. Prior to our acquisition of Vitarich, we acquired SMC in July 2003. Accordingly, purchasers of our common stock may be unable to evaluate the business, prospects, operating results, management or other material factors relating to future acquisitions and/or investments that we make. In addition, there can be no assurance that future acquisitions will occur, or if they occur, will be beneficial to us and our stockholders.

We may be unsuccessful at integrating companies that we acquire.

We may not be able to successfully integrate companies that we acquire with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of management's attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities;

•	the potential disruption of our business; and

•	the difficulty of maintaining uniform standards, controls, procedures and policies.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

We may not be able to raise additional capital and, as a result, may not be able to successfully execute our business plan.

We will need to raise additional capital to finance future business acquisitions and/or investments. Additional financing may not be available on terms that are acceptable to us or at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to finance future business acquisitions and/or investments and to otherwise pursue our business plan would be significantly limited.

We cannot readily predict the timing, size and success of our acquisition efforts and therefore the capital we will need for these efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us.

We may not be able to comply with certain of our debt covenants, which as a result, may interfere with our ability to successfully execute our business plan.

We are borrowing funds from a lender. We must be in compliance with certain debt covenants in order to draw on these loans. We are currently in compliance with our debt covenants, but there can be no assurance that we will continue to be in compliance. If we are not in compliance, we will not have adequate liquidity to successfully execute our business plan.

We may be unsuccessful at generating internal growth.

Our ability to generate internal growth will be affected by, among other factors, our success in:

•	expanding the range of services and products we offer to customers to address their evolving needs;

•	attracting new customers;

•	hiring and retaining employees; and

•	reducing operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control. Our strategies may not be successful and we may not be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Our business growth could outpace the capability of our corporate management infrastructure. Our operations and ability to execute our business plan could be adversely effected as a result.

We cannot be certain that our infrastructure will be adequate to support our operations as they expand. Future growth also could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan. Our financial condition and results of operations could be materially and adversely affected as a result.

Loss of key personnel could prevent us from successfully executing our business plan and otherwise adversely affect our business.

Our ability to maintain productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability or maintain our business or grow our revenues.

We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. We cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business.

We have experienced losses in the past and may experience additional losses in the future.

As of April 30, 2006, we had an accumulated deficit of approximately $15.1 million resulting primarily from past losses. We may experience additional losses in the future.

Any general increase in interest rate levels will increase our cost of doing business. Our results of operations, cash flow and financial condition may suffer as a result.

As of April 30, 2006, we have approximately $1.1 million of unhedged variable rate debt. Any general increase in interest rate levels will increase our cost of doing business.

Specific Risks Relating To Our Nutritional Supplement Business

If our business or our products are the subject of adverse publicity, our business could suffer.

Our business depends, in part, upon the public’s perception of our integrity and the safety and quality of our products. Any adverse publicity, whether or not accurate, could negatively affect the public’s perception of us and could result in a significant decline in our operations. Our business and products could be subject to adverse publicity regarding, among other things:

•	the nutritional supplements industry;

•	competitors;

•	the safety and quality of our products and ingredients; and

•	regulatory investigations of our products or competitors’ products.

Our inability to respond to changing consumers’ demands and preferences could adversely affect our business.

The nutritional industry is subject to rapidly changing consumer demands and preferences. There can be no assurance that customers will continue to favor the products provided and manufactured by us. In addition, products that gain wide acceptance with consumers may result in a greater number of competitors entering the market which could result in downward price pressure which could adversely impact our financial condition. We believe that our growth will be materially dependent upon our ability to develop new techniques and processes necessary to meet the needs of our customers and potential customers. Our inability to anticipate and respond to these rapidly changing demands could have an adverse effect on our business operations.

There can be no assurance we will be able to obtain our necessary raw materials in a timely manner.

Although we believe that there are adequate sources of supply for all of our principal raw materials we require, there can be no assurance that our sources of supply for our principal raw materials will be adequate in all circumstances. In the event that such sources are not adequate, we will have to find alternate sources. As a result we may experience delays in locating and establishing relationships with alternate sources which could result in product shortages and backorders for our products, with a resulting loss of revenue to us.

There are limited conclusive clinical studies available on human consumption of our products.

Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our products contain innovative ingredients or combinations of ingredients. Although we believe all of our products to be safe when used as directed, there may be little long-term experience with human consumption of certain of these product ingredients or combinations thereof. Therefore, no assurance can be given that our products, even when used as directed, will have the effects intended. Although we test the formulation and production of our products, we have not sponsored or conducted clinical studies on the effects of human consumption.

In the event we are exposed to product liability claims, we may be liable for damages and expenses, which could adversely affect our financial condition.

We could face financial liability due to product liability claims if the use of our products results in significant loss or injury. To date, we have not been the subject of any product liability claims. However, we can make no assurances that we will not be exposed to future product liability claims. Such claims may include that our products contain contaminants, that we provide consumers with inadequate instructions regarding product use, or that we provide inadequate warnings concerning side effects or interactions of our products with other substances. We believe that we maintain adequate product liability insurance coverage. However, a product liability claim could exceed the amount of our insurance coverage or a product claim could be excluded under the terms of our existing insurance policy, which could adversely affect our financial condition.

The nutritional industry is intensely competitive and the strengthening of any of our competitors could harm our business.

The market for nutritional products is highly competitive. Our direct competition consists primarily of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographical market coverage and product categories. These companies compete with us on different levels in the development, manufacture and marketing of nutritional supplements. Many of these companies have broader product lines and larger sales volume, are significantly larger than us, have greater name recognition, financial personnel, distribution and other resources than we do and may be better able to withstand volatile market conditions. There can be no assurance that our customers and potential customers will regard our products as sufficiently distinguishable from competitive products. Our inability to compete successfully would have a material adverse effect on our business.

Our violation of government regulations or our inability to obtain necessary government approvals for our products could harm our business.

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (FDA), the Federal Trade Commission (FTC), the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Environmental Protection Agency, and also by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of over-the-counter (OTC) drugs, while the FTC has jurisdiction to regulate advertising of these products, and the Postal Service regulates advertising claims with respect to such products sold by mail order. The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. Our inability to comply with these federal regulations may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

In addition, our products are also subject to regulations under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs.

In the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, or to more stringent interpretations of current laws or regulations. We can neither predict the nature of such future laws, regulations, repeals or interpretations, nor can we predict what effect additional governmental regulation, when and if it occurs, would have on our business. These regulations could, however, require reformation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation or other new requirements. Any of these developments could have a material adverse effect on our business.

Our inability to adequately protect our products from replication by competitors could have a material adverse effect on our business.

We own proprietary formulas for certain of our nutritional products. We regard our proprietary formulas as valuable assets and believe they have significant value in the marketing of our products. Because we do not have patents or trademarks on our products, there can be no assurance that another company will not replicate one or more of our products.

Loss of significant customers could adversely affect our business.

Sales to our four largest nutritional supplement customers, TriVita Corporation (TVC), Rob Reiss Companies (RRC), CyberWize.com, Inc. (C) and Orange Peel Enterprises (OPE) currently account for most of our nutritional supplement business. TVC, RRC, C and OPE accounted for approximately 21%, 12%, 6% and 6% of consolidated net sales, respectively during the year ended January 31, 2006. The loss of any of these customers could have a material adverse effect on our business, unless the loss is offset by increases to other customers.

Specific Risks Relating to Our Telecommunications Infrastructure Business

We are substantially dependent on economic conditions in the telecommunications infrastructure industry. Adverse economic conditions in the industry could have a material adverse effect on our future operating results.

We are involved in the telecom and utility infrastructure services industries, which can be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions. In addition, our activities may be hampered by weather conditions and an inability to plan and forecast activity levels. Adverse economic conditions in the telecommunications infrastructure and construction industries may have a material adverse effect on our future operating results.

The industry served by our business is subject to rapid technological and structural changes that could reduce the demand for the services we provide.

The utility, telecommunications and computer networking industries are undergoing rapid change as a result of technological advances that could in certain cases reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications companies to significantly improve their networks without physically upgrading them. In addition, consolidation, competition or capital constraints in the utility, telecommunications or computer networking industries may result in reduced spending or the loss of one or more of our customers. Additionally, our work in the telecommunications infrastructure services industry could be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions.

Our telecommunications infrastructure services business is seasonal and our operating results may vary significantly from quarter to quarter.

Our quarterly results are affected by seasonal fluctuations in our business. Our quarterly results may also be materially affected by:

•	variations in the margins or products performed during any particular quarter;

•	regional or general economic conditions;

•	the budgetary spending patterns of customers, including government agencies;

•	the timing and volume of work under new agreements;

•	the timing of our significant promotional activities;

•	costs that we incur to support growth internally or through acquisitions or otherwise;

•	losses experienced in our operations not otherwise covered by insurance;

•	the change in mix of our customers, contracts and business;

•	the timing of acquisitions;

•	the timing and magnitude of acquisition assimilation costs; and

•	increases in construction and design costs.

Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

Our operations with regard to our telecommunications business are expected to have seasonally weaker results in the first and fourth quarters of the year, and may produce stronger results in the second and third quarters. This seasonality is primarily due to the effect of winter weather on outside plant activities, as well as reduced daylight hours and customer budgetary constraints. Certain customers tend to complete budgeted capital expenditures before the end of the year, and postpone additional expenditures until the subsequent fiscal period. We intend to actively pursue larger infrastructure projects with our customers. The positive impact of major contracts requires that we undertake extensive up front preparations with respect to staffing, training and relocation of equipment. Consequently, we may incur significant period costs in one fiscal period and realize the benefit of contractual revenues in subsequent periods.

Our financial results are dependent on government programs and spending, the termination of which would have a material adverse effect on our business.

A significant portion of our business relates to structured cabling work for military and other government agencies. As such, our business is reliant upon military and other government programs. Reliance on government programs has certain inherent risks. Among others, contracts, direct or indirect, with United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee.

We are substantially dependent upon fixed price contracts and are exposed to losses that may occur on such contracts in the event that we fail to accurately estimate, when bidding on a contract, the costs that we will be required to incur to complete the project.

We currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for these fixed price contracts. Although historically we have been able to estimate costs, the cost of labor and materials may, from time to time, vary from costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

Many of our customer contracts may be canceled on short notice and we may be unsuccessful in replacing contracts as they are completed or expire. As a result, our business, financial condition and results of operations may be adversely affected.

Any of the following contingencies may have a material adverse effect on our business:

•	our customers cancel a significant number of contracts;

•	we fail to win a significant number of our existing contracts upon re-bid; or

•	we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects.

Many of our customers may cancel their contracts on short notice, typically 30 to 90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, the customers often have no obligation to assign work to us. Our operations could be materially and adversely affected if the volume of work we anticipate receiving from these customers is not assigned to us. Many of our contracts, including our master service agreements, are opened to public bid at the expiration of their terms. We may not be the successful bidder on existing contracts that come up for bid.

Loss of significant customers could adversely affect our business.

Sales to our three largest telecom infrastructure services customers, Southern Maryland Electric Cooperative (SMECO), General Dynamics Corp. (GD) and Verizon Communications (VZ) currently account for most of our telecommunications business. SMECO, GD and VZ accounted for approximately 12%, 7% and 6% of consolidated net sales during the year ended January 31, 2006. The loss of any of these customers could have a material adverse effect on our business, unless the loss is offset by increases in sales to other customers.

We operate in highly competitive markets. If we fail to compete successfully against current or future competitors, our business, financial condition and results of operations will be materially and adversely affected.

We operate in highly competitive markets. We compete with service providers ranging from small regional companies which service a single market, to larger firms servicing multiple regions, as well as large national and multi-national entities. In addition, there are few barriers to entry in the telecommunications infrastructure industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

Competition in the telecommunications infrastructure industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures than we do and may, therefore, be able to provide their services at lower rates than we can provide the same services. In addition, some of our competitors are larger and have significantly greater financial resources than we do. Our competitors may develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we may not be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers.

A significant portion of our business involves providing services, directly or indirectly as a subcontractor, to the United States government under government contracts. The United States government may limit the competitive bidding on any contract under a small business or minority set-aside, in which bidding in limited to companies meeting the criteria for a small business or minority business, respectively. We are currently qualified as a small business concern, but not a minority business.

We may not be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors, our business, financial condition, and results of operations would be materially and adversely affected.

We are subject to significant government regulation. This may increase the costs of our operations and expose us to substantial civil and criminal penalties in the event that we violate applicable law.

We provide, either directly as a contractor or indirectly as a sub-contractor, products and services to the United States government under government contracts. United States government contracts and related customer orders subject us to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. These include subjecting us to examinations by government auditors and investigators, from time to time, to ensure compliance and to review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts).

If we are unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers. This may adversely affect our business.

Contracts in the industries we serve may require performance bonds or other means of financial assurance to secure contractual performance. The market for performance bonds has tightened significantly. If we are unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers.

Risks Relating to our Securities

Our Board of Directors may issue preferred stock with rights that are superior to our common stock.

Our Certificate of Incorporation, as amended, permits our Board of Directors to issue shares of preferred stock and to designate the terms of the preferred stock. The issuance of shares of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock by, among other matters, establishing dividend rights, liquidation rights and voting rights that are superior to the rights of the holders of the common stock.

Our common stock is thinly traded. As a result, our stock price may be volatile and you may have difficulty disposing of your investment at prevailing market prices.

Since August 4, 2003, our common stock has been listed on the Boston Stock Exchange under the symbol "AGX." Our common stock is traded on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System under the symbol AGAX. Our common stock is thinly and sporadically traded and no assurances can be given that a larger market will ever develop, or if developed, that it will be maintained.

Our acquisition strategy may result in dilution to our stockholders.

Our business strategy calls for strategic acquisition of other businesses. In connection with our acquisition of VLI, among other consideration, we issued approximately 1,785,000 shares of our common stock. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity and/or debt financing. Equity financing would result in dilution for our then current stockholders. Stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our stockholders at the time(s) of these stock issuances and financings.

Availability of significant amounts of our common stock for sale could adversely affect its market price.

As of January 31, 2006, there were approximately 3,814,000 shares of our common stock outstanding. In March 2004, we registered with the Securities and Exchange Commission on Form S-3, for resale, from time to time, by the investors in the April 2003 private placement of 1,533,974 shares of our common stock (including 230,000 shares of our common stock that are issuable upon exercise of warrants that were issued in connection with the private placement). In March, 2005, we registered 954,032 shares of our common stock on Form S-3 for resale, by the selling stockholders named therein consisting of shares issued in connection with (i) the private sale of our common stock and (ii) our acquisition of VLI. In addition, in connection with our acquisition of VLI, we issued an additional approximately 960,000 shares of our common stock. In the future, these shares will be registered for resale. If our stockholders sell substantial amounts of our common stock in the public market, including shares registered under any registration statement on Form S-3, the market price of our common stock could fall.

We do not expect to pay dividends for the foreseeable future.

We have not paid cash dividends on our common stock since our inception and intend to retain earnings, if any, to finance the development and expansion of our business. As a result, we do not anticipate paying dividends on our common stock in the foreseeable future. Payment of dividends, if any, will depend on our future earnings, capital requirements and financial position, plans for expansion, general economic conditions and other pertinent factors.

Our officers, directors and a certain key employee have substantial control over Argan.

As of June 13, 2006, our executive officers and directors as a group own approximately 33% of our voting shares (giving effect to an aggregate of 200,000 shares of common stock that may be purchased upon exercise of warrants and stock options held by our executive officers and directors and 790,000 shares beneficially held in the name of MSR Advisors, Inc. and affiliates for which one of our directors is President) and therefore, may have the power to influence corporate actions such as an amendment to our certificate of incorporation, the consummation of any merger, or the sale of all or substantially all of our assets, and may influence the election of directors and other actions requiring stockholder approval.

In addition, as of June 13, 2006, Kevin J. Thomas, the Senior Operating Executive of VLI, owns approximately 37% of our outstanding voting shares. Therefore, Mr. Thomas individually may have the power to influence corporate actions.

Our executive officers and directors, together with Kevin J. Thomas, currently own approximately 62% of our outstanding voting shares which will allow our executive officers and directors, together with Kevin J. Thomas, to approve almost any corporate action requiring a minimum majority vote without a meeting or prior notice to our other stockholders.

Provisions of our certificate of incorporation and Delaware law could deter takeover attempts.

Provisions of our certificate of incorporation and Delaware law could delay, prevent, or make more difficult a merger, tender offer or proxy contest involving us. Among other things, under our certificate of incorporation, our board of directors may issue up to 500,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock. In addition, Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling shareholders pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of these shares.

SELLING SHAREHOLDERS

The shares of our common stock that may be offered with this prospectus will be offered by the selling shareholders, which include their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the shares of our common stock beneficially owned by each selling shareholder that may be offered from time to time with this prospectus.

We have prepared the table below to the best of our knowledge based upon information given to us by the selling shareholders prior to the date of this prospectus and prior filings with the Securities and Exchange Commission. Any or all of the shares of our common stock listed below may be offered for sale with this prospectus by the selling shareholders from time to time. Accordingly, no estimate can be given as to the amount of shares of our common stock that will be held by the selling shareholders upon consummation of any sales.

Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements or post-effective amendments. From time to time, however, the shares of our common stock may be owned by persons not named in the table below and of whom we are unaware.

Name and Address	Number of Common Shares Beneficially Owned Before this Offering	Number of Common Shares Being Offered For Sale in this Offering	Number of Common Shares Beneficially Owned After this Offering	Percentage Beneficially Owned After this Offering
Kevin J. Thomas (1) 6620 Daniels Road Naples, FL 34104	1,675,829	895,871	779,958	16.2%
MSR I SBIC, L.P. (2) 8 Wright Street Westport, CT 06880	844,937	335,321	509,616(3)	10.6%
Matthew Rebold c/o Osprey Partners 50 Riverside Avenue Westport, CT 06880	40,000	40,000	-0-	—
Michael Stone 1250 Prospect Street, #200 La Jolla, CA 92037	139,355	120,000	19,355	*
Prairie Fire Capital LLC 177 Broad Street, 15th Floor Stamford, CT 06901	139,355	120,000	19,355	*

Name and Address	Number of Common Shares Beneficially Owned Before this Offering	Number of Common Shares Being Offered For Sale in this Offering	Number of Common Shares Beneficially Owned After this Offering	Percentage Beneficially Owned After this Offering
Allen SBH Investments LLC (5) 711 Fifth Avenue New York, NY 10022	120,000	120,000	-0-	—
John Simon Allen & Company, LLC 711 Fifth Avenue New York, NY 10022	92,903	80,000	12,903	*
James W. Quinn (4) Allen & Company, LLC 711 Fifth Avenue New York, NY 10022	57,903	40,000	17,903(5)	*

*	Less than 1%
(1)	Kevin J. Thomas is Senior Operating Executive of Vitarich Laboratories, Inc., one of our wholly-owned subsidiaries.
(2)
Daniel A. Levinson, a director of Argan, is the President of MSRA (defined below) and the Managing Member of MSRI Partners (defined below). MSRI Partners is the General Partner of the selling shareholder, MSR I SBIC, L.P.

(3)
Based upon a Schedule 13D filed with the Securities and Exchange Commission by MSR I SBIC, L.P. , a Delaware limited partnership (“MSRI”) and certain of its affiliates on May 24, 2006, and assuming the resale of 335,321 shares, includes 454,616 shares of common stock beneficially owned (in the aggregate) by MSRI, MSR Advisors, Inc., a Delaware corporation (“MSRA”), MSR I SBIC Partners, LLC, a Delaware limited liability company (“MSRI Partners”), and Tri-Lev LLC, a Connecticut limited liability company (“Tri-Lev”). Of such 454,616 shares: (i) MSRI has sole voting and dispositive power with respect to 451,616 shares and shares voting and dispositive power with respect to 0 shares; (ii) MSRA has sole voting and dispositive power with respect to 0 shares and shares voting and dispositive power with respect to 451,616 shares (does not include warrants to purchase 50,000 shares of common stock beneficially owned by MSRA for which MSRA has sole voting and dispositive power); (iii) MSRI Partners has sole voting and dispositive power with respect to 0 shares and shares voting and dispositive power with respect to 451,616 shares; and (iv) Tri-Lev has sole voting and dispositive power with respect to 3,000 shares and shares voting and dispositive power with respect to 0 shares. See footnote (2) above. Also, MSRA is the Manager of Tri-Lev. Each of MSRI, MSRA, MSRI Partners, Tri-Lev and Daniel Levinson (each an “MSRA Person”) disclaims beneficial ownership of all shares and warrants of Argan beneficially owned by the other MSRA Persons, except to the extent such person has sole voting and dispositive power with respect to such securities. Mr. Levinson (A) directly owns 5,000 shares underlying stock options held by Mr. Levinson (not included herein) and (B) may be deemed indirectly beneficially own (x) 451,616 shares held directly by MSRI, (y) 50,000 shares underlying warrants held directly by MSRA (not included herein), and (z) 3,000 shares held directly by Tri-Lev.

(4)	James W. Quinn is a director of Argan.
(5)
Includes options to purchase 5,000 shares of common stock held by James W. Quinn, all of which are fully vested. Does not include (i) 64,516 shares of common stock held by Allen & Company, Incorporated or (ii) 120,000 shares held by Allen SBH Investments, LLC. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company, Incorporated and Allen SBH Investments, LLC. Mr. Quinn is currently a Managing Director of Allen & Company LLC. Allen & Company, Incorporated and Allen SBH Investments, LLC may be deemed to be affiliates of Allen & Company, LLC.

Except as otherwise provided in the footnotes above, none of the other selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Only selling shareholders identified above who beneficially own the securities set forth opposite each such selling shareholder’s name in the foregoing table, on the effective date of the registration statement of which this prospectus forms a part, may sell such securities under this prospectus. Prior to any use of this prospectus in connection with an offering of the common stock by any holder not identified above, this prospectus will be supplemented or amended to set forth the name and other information about the selling shareholder intending to sell such common stock. The prospectus supplement or post-effective amendment will also disclose whether any selling shareholder selling in connection with such prospectus supplement or post-effective amendment has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement or post-effective amendment if such information has not been disclosed in this prospectus.

PLAN OF DISTRIBUTION

Background

On May 4, 2006, we completed a private offering of 760,000 shares of common stock at a price of $2.50 per share for aggregate proceeds of $1.9 million pursuant to a certain Stock Purchase Agreement. We used $1.8 million of the proceeds to pay down an equal notional amount of the subordinated note due Kevin Thomas. The remainder of the proceeds will be used for general corporate purposes. One of the investors, MSR I SBIC, L.P. (“MSRI”), which acquired 240,000 shares in the offering, is controlled by Daniel Levinson, a director of Argan. In addition, James Quinn, a director of Argan acquired 40,000 shares for his own account. Pursuant to the offering, we agreed to register for resale the 760,000 shares of our common stock pursuant to this prospectus.

In addition, on January 28, 2005, we sold and issued to MSRI 129,032 shares of our common stock of the Company pursuant to a certain Subscription Agreement between the Company and MSRI (the “Subscription Agreement”). These shares were issued at a purchase price of $7.75 per share, yielding aggregate proceeds of $999,998. These shares were registered under the Securities Act on Form S-3 filed with the SEC on February 25, 2005. MSRI is an entity controlled by Daniel Levinson, a director of Argan. Pursuant to the Subscription Agreement, we agreed to issue additional shares of our common stock to MSRI in the event certain conditions did not occur. The conditions did not occur and accordingly, on or about August 16, 2005, we issued to MSRI an additional 95,321 shares of our common stock pursuant to the Subscription Agreement. We are registering for resale pursuant to this prospectus the additional 95,321 shares of common stock issued to MSRI.

 In connection with our acquisition of Vitarich Laboratories, Inc. (VLI), we issued to Kevin Thomas additional consideration which included 348,146 shares of our common stock. Mr. Thomas is Senior Operating Executive of VLI, one of our wholly-owned subsidiaries. Also, in connection with our acquisition of VLI, we issued to Mr. Thomas 535,052 and 76,645, shares of our common stock pursuant to a certain Letter Agreement dated January 28, 2005 and Earn Back Agreement dated July 5, 2005 (together, the “Thomas Agreements”), respectively, relating to our acquisition of VLI. As of the date of this prospectus, Mr. Thomas beneficially owns 547,725 of the aggregate 611,697 shares issued pursuant to the Thomas Agreements. We are registering for resale pursuant to this prospectus the 348,146 shares issued as additional considertaion and the aggregate 547,725 shares of common stock issued pursuant to the Thomas Agreements.

General

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling shareholders or by pledgees, donees, transferees or other successors in interest of the selling shareholders for their respective own accounts.

We will receive none of the proceeds from the sale of the shares being offered by this prospectus. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for brokerage commissions or other charges and expenses incurred in the sale of the shares.

The distribution of the shares by the selling shareholders is not subject to any underwriting agreement. The shares offered by the selling shareholders may be sold from time to time at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. In addition, the selling shareholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be affected in one or more transactions (which may involve block transactions):

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market; or

•	through the writing of options.

The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling shareholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealers that participate with the selling shareholders in the distribution of the shares being offered pursuant to this prospectus may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Our common stock is listed on the Boston Stock Exchange under the symbol AGX and traded on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System under the symbol AGAX.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

To our knowledge, none of the selling shareholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any of the selling shareholders. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

Each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under this Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Robinson & Cole LLP, Stamford, Connecticut.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-KSB for the year ended January 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above.

You should rely only on the information provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information.  These securities are not being offered in any state where the offer is not permitted.  You should assume that the information in this prospectus is accurate only as of the dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006;

2.
Our Quarterly Report on Form 10-QSB for the quarter ended April 30, 2006; Our Current Reports on Form 8-K filed March 6, 2006, April 11, 2006, May 9, 2006 (as amended on May 12, 2006), May 11, 2006 and May 23, 2006; and

3.	Our Current Reports on Form 8-K filed March 6, 2006, April 11, 2006, May 9, 2006 (as amended on May 12, 2006), May 11, 2006 and May 23, 2006; and

4.
The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on August 1, 2003, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Argan, Inc., Attention: Corporate Secretary, One Church Street, Suite 302, Rockville, MD 20850, and our telephone number is (301) 315-0027.

[ARGAN, INC. LOGO]

1,751,192 Shares of Common Stock

PROSPECTUS

June [__], 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered. All such expenses are being borne by us.

SEC Registration Fee		$496.56
Accounting Fees and Expenses*		$25,000.00
Legal Fees and Expenses*	$
Miscellaneous Expenses*	$
Total*	$

*	Estimated.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses(including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provides that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. We have entered into indemnification agreements with our directors containing provisions which provide for the indemnification of such directors to the fullest extent permitted by Delaware law.

Item 16. Exhibits

The following exhibits are included or incorporated herein by reference:

Exhibit No.	Description
5.1	Opinion of Robinson & Cole LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereof)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on June 21, 2006.

ARGAN, INC.

By:	/s/ RAINER H. BOSSELMANN

Name: Rainer H. Bosselmann Title: President and Chief Executive Officer

Each such person whose signature appears below hereby appoints Rainer H. Bosselmann and Arthur F. Trudel, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes and he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rainer H. Bosselmann	President, Chief Executive Officer	June 21, 2006
Rainer H. Bosselmann	(Principal Executive Officer) and Chairman of the Board

/s/ Arthur F. Trudel	Senior Vice President and Chief Financial Officer	June 21, 2006
(Principal Accounting and Financial Officer)

/s/ DeSoto S. Jordan	Director	June 21, 2006
DeSoto S. Jordan

/s/ Daniel A. Levinson	Director	June 21, 2006
Daniel A. Levinson

	Director	__________
W.G. Champion Mitchell

/s/ T. Kent Pugmire	Director	June 21, 2006
T. Kent Pugmire

/s/ James W. Quinn	Director	June 21, 2006
James W. Quinn

/s/ Peter L. Winslow	Director	June 21, 2006
Peter L. Winslow

INDEX OF EXHIBITS

Exhibit No.	Description
5.1	Opinion of Robinson & Cole LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereof)